     As filed with the Securities and Exchange Commission on July 14, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            McLeodUSA Incorporated
            (Exact name of registrant as specified in its charter)
        Delaware           McLeodUSA Technology Park         42-1407240
     (State or other    6400 C Street SW, P.O. Box 3177   (I.R.S. Employer
     jurisdiction of      Cedar Rapids, IA 52406-3177  Identification Number)
    incorporation or            (319) 364-0000
      organization)
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                                Clark E. McLeod
                     Chairman and Chief Executive Officer
                            McLeodUSA Incorporated
                           McLeodUSA Technology Park
                        6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, IA 52406-3177
                                (319) 364-0000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ----------------
                                  Copies to:
     Joseph G. Connolly, Jr., Esq.              James J. Junewicz, Esq.
         Hogan & Hartson L.L.P.                  Mayer, Brown & Platt
      555 Thirteenth Street, N.W.              190 South LaSalle Street
         Washington, D.C. 20004                 Chicago, Illinois 60603
             (202) 637-5600                         (312) 782-0600
                               ----------------
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                               Proposed        Proposed
                                               maximum         maximum
                              Amount to be     offering       aggregate     Amount of
  Title of each class of      registered      price per     offering price registration
securities to be registered    (1)(2)(3)   unit(1)(2)(3)(4)   (1)(3)(5)       fee(6)
  Class A common stock...
  Preferred stock........
  Debt securities........
  Depositary shares......
  Warrants...............
  Subscription rights....
  Stock purchase
  contracts and stock
  purchase units.........
 Total:                                                     $1,750,000,000   $486,500
---------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.
(2) Such indeterminate number of amount of Class A common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights and stock purchase contracts and stock purchase units, as may from time to time be issued at indeterminate prices, but with an aggregate initial offering price not to exceed $1,750,000,000, plus such indeterminate number of shares of Class A common stock and preferred stock as may be issued in exchange for, or upon conversion of, debt securities or other preferred stock registered hereunder. Debt securities may be issued with original issue discount such that the aggregate initial public offering price, together with the other securities issued hereunder, will not exceed $1,750,000,000.
(3) Omitted pursuant to General Instruction II.D of Form S-3.
(4) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all primary securities issued from time to time pursuant to this Registration Statement exceed $1,750,000,000.
(6) Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act of 1933.
                               ----------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state or jurisdiction where the offer or sale is not        +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated July   , 1999

P R O S P E C T U S                             [LOGO OF McLEODUSA APPEARS HERE]


                                 $1,750,000,000

                             McLeodUSA Incorporated

   Class A Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Subscription Rights, Stock Purchase Contracts and Stock Purchase Units

  We may offer, from time to time, in one or more series or classes the following securities:

  . Class A common stock

  . preferred stock

  . preferred stock represented by depositary shares

  . debt securities

  . warrants to purchase debt securities, Class A common stock, preferred stock or depositary shares

  . subscription rights to purchase any of the above securities

  . stock purchase contracts and stock purchase units

  The aggregate initial offering price of these securities will not exceed $1,750,000,000.

  Our Class A common stock is listed on the Nasdaq National Market under the symbol "MCLD." On July [ ], 1999, the last reported sale price of our Class A common stock on the Nasdaq National Market was $[ ].

  We will provide you with specific terms of the applicable offered securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or market, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities.

  You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

--------------------------------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

--------------------------------------------------------------------------------

                 The date of this Prospectus is July   , 1999.

  You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

  If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus.......................................................   1
Where You Can Find More Information.........................................   1
Cautionary Note Regarding Forward-Looking Statements........................   2
About McLeodUSA.............................................................   3
Ratio of Earnings to Fixed Charges..........................................   5
Use of Proceeds.............................................................   5
Pro Forma Financial Data....................................................   6
Description of Common Stock.................................................   9
Description of Preferred Stock..............................................  14
Description of Depositary Shares............................................  17
Description of Debt Securities..............................................  20
Description of Warrants.....................................................  31
Description of Stock Purchase Contracts and Stock Purchase Units............  33
Description of Subscription Rights..........................................  34
Plan of Distribution........................................................  35
Legal Matters...............................................................  36
Experts.....................................................................  36

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information."

  As used in this prospectus, "McLeodUSA," "the company," "we," "us," and "our" refer to McLeodUSA Incorporated, a Delaware corporation, and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered by this prospectus. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus and any applicable prospectus supplement.

  We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

 Public Reference Room   New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center           Citicorp Center
       Room 1024                Suite 1300            500 West Madison Street
Washington, D.C. 20549   New York, New York 10048           Suite 1400
                                                    Chicago, Illinois 60661-2511

  You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC file number for our documents filed under the Securities Exchange Act is 0-20763.

  The SEC also maintains an Internet Web site that contains reports, proxy statements and other information regarding issuers, like McLeodUSA, that file electronically with the SEC. The address of that site is http://www.sec.gov.

  The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document or any prospectus supplement.

  This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

  . Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, filed on March 24, 1999, as amended by Form 10-K/A filed on April 22, 1999

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed on May 17, 1999

  . Our Current Reports on Form 8-K filed on April 15, 1999, April 16, 1999, June 17, 1999 and July 2, 1999

  . All documents filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the securities offered by this prospectus are sold, effective the date such documents are filed

  . The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on May 24, 1996, including any amendment or report filed with the SEC for the purpose of updating such description

  . The consolidated financial statements of Ovation Communications, Inc. and subsidiaries appearing on pages F-1 through F-17 of our definitive prospectus dated March 24, 1999 and filed with the SEC on March 26, 1999 pursuant to Rule 424(b) under the Securities Act of 1933 as part of our Registration Statement on Form S-4 (Registration No. 333-71811)

  In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

  You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                             McLeodUSA Incorporated
                           McLeodUSA Technology Park
                        6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, IA 52406-3177
                             Attn: General Counsel
                            Telephone (319) 364-0000

  We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." You should be aware that these statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from our expectations include those discussed in the applicable prospectus supplement under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                ABOUT McLEODUSA

  The following summary highlights selected information regarding McLeodUSA. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents to which this prospectus and any prospectus supplement refers you. In addition, you should carefully consider the factors set forth under the caption "Risk Factors" in the applicable prospectus supplement. Unless otherwise indicated, dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand.

                                  Our Company

  We provide communications services to business and residential customers in the Midwestern and Rocky Mountain regions of the United States. We offer local, long distance, Internet access, data, voice mail and paging services, from a single company on a single bill. We believe we are the first company in many of our markets to offer one-stop shopping for communications services tailored to customers' specific needs.

  Our approach makes it easier for both our business and our residential customers to satisfy their communications needs. It also allows businesses to receive customized services, such as competitive long distance pricing and enhanced calling features, that might not otherwise be directly available on a cost-effective basis. As of March 31, 1999, we served over 494,700 local lines in 408 cities and towns.

  In addition to our core business of providing competitive local, long distance and related communications services, we also derive revenue from:

  . sale of advertising space in telephone directories

  . traditional local telephone company services in east central Illinois and southeast South Dakota

  . special access, private line and data services

  . communications network maintenance services

  . telephone equipment sales, leasing, service and installation

  . video services

  . telemarketing services

  . computer networking services

  . other communications services, including cellular, operator, payphone, mobile radio, paging services and Web site development and hosting

  In most of our markets, we compete with the existing local phone company by leasing its lines and switches. In other markets, primarily in east central Illinois and southeast South Dakota, we operate our own lines and switches. We provide long distance services by using our own communications network facilities and leasing capacity from long distance and local communications providers. We are constructing fiber optic communications networks in Iowa, Illinois, Wisconsin, Indiana, Missouri, Michigan, Minnesota, South Dakota, North Dakota, Colorado and Wyoming to carry additional communications traffic on our own network.

                                  Our Strategy

  We want to be the leading and most admired provider of communications services in our markets. To achieve this goal, we are:

  . aggressively capturing customer share and generating revenue using leased communications network capacity

  . concurrently building our own communications network

  . migrating customers to our communications network to provide enhanced services and to reduce our operating costs

  The principal elements of our business strategy are to:

  Provide integrated communications services. We believe we can rapidly penetrate our target markets and build customer loyalty by providing an integrated product offering to business and residential customers.

  Build customer share through branding. We believe we will create and strengthen brand awareness in our target markets by branding our communications services with the trade name McLeodUSA in combination with the distinctive black-and-yellow motif of our telephone directories.

  Provide outstanding customer service. Our customer service representatives are available 24 hours a day, seven days a week, to answer customer calls. Our customer-focused software and systems allow our representatives immediate access to our customer and network data, enabling a rapid and effective response to customer requests.

  Emphasize small and medium sized businesses. We primarily target small and medium sized businesses because we believe we can rapidly capture customer share by providing face-to-face business sales and strong service support to these customers.

  Expand our fiber optic communications network. We are building a state-of-the-art fiber optic communications network to deliver multiple services and reduce operating costs.

  Expand our intra-city fiber optic communications network. Within selected cities, we plan to extend our network directly to our customers' locations. This will allow us to provide expanded services and reduce the expense of leasing communications facilities from the existing local telephone company.

  Explore acquisitions and strategic alliances. We plan to pursue acquisitions, joint ventures and strategic alliances that expand or complement our business.

  Leverage proven management team. Our executive management team consists of veteran telecommunications managers who successfully implemented similar customer-focused telecommunications strategies in the past.

                               ----------------

  As of June 30, 1999, based on our business plan, capital requirements and growth projections as of that date, we estimated that we would require approximately $1.4 billion through 2001 to fund our planned capital expenditures and operating expenses. Our estimated aggregate capital requirements include the projected cost of:

  . building our fiber optic communications network, including intra-city fiber optic networks

  . expanding operations in existing and new markets

  . developing wireless services

  . funding general corporate expenses

  . integrating recent acquisitions

  . constructing, acquiring, developing or improving telecommunication assets

  We expect to use the following to address our capital needs:

  . approximately $475.0 million of cash and investments on hand at June 30,
    1999

  . projected operating cash flow

  . additional issuances of debt or equity securities

  Our estimate of future capital requirements is a forward-looking statement within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements is subject to risks and uncertainties and may differ materially from our estimates. Accordingly, we may need additional capital to continue to expand our markets, operations, facilities, network and services.

                               ----------------

  Our principal executive offices are located at McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, and our phone number is (319) 364-0000.

                       RATIO OF EARNINGS TO FIXED CHARGES

  For each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998, earnings were insufficient to cover fixed charges by $11.4 million, $11.4 million, $22.6 million, $84.4 million and $135.5 million, respectively. For the three months ended March 31, 1998 and 1999, earnings were insufficient to cover fixed charges by $32.0 million and $51.7 million, respectively. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net loss before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component).

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of shares of Class A common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, stock purchase contracts and stock purchase units along with funds available from prior offerings and from other financing sources: (1) to fund development and construction costs of our fiber optic network, including intra-city fiber optic networks, and construction, acquisition, development and improvement of telecommunications assets; (2) to fund market expansion activities in existing and new markets as well as acquisitions, joint ventures and strategic alliances; (3) to fund development, construction and operations necessary to include wireless services as part of our communications services; and (4) for additional working capital and other general corporate purposes, including funding operating deficits and net losses.

                            PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial information has been prepared to give effect to:

  . the issuance of $300 million aggregate principal amount of our 8 3/8% senior notes in March 1998

  . the issuance of $300 million aggregate principal amount of our 9 1/2% senior notes in October 1998

  . the issuance of $500 million aggregate principal amount of our 8 1/8% senior notes in February 1999

  . our acquisition of Ovation Communications, Inc. in March 1999

  The Unaudited Pro Forma Condensed Consolidated Statements of Operations reflects the Ovation acquisition using the purchase method of accounting, and assumes that the Ovation acquisition and the issuance of the 8 3/8% senior notes, the 9 1/2% senior notes and the 8 1/8% senior notes were consummated at the beginning of 1998. The unaudited pro forma financial information is derived from and should be read in conjunction with our consolidated financial statements, Ovation's consolidated financial statements and the related notes thereto incorporated by reference in this prospectus. The pro forma adjustments are based upon available information and assumptions that management believes to be reasonable. Depreciation and amortization were adjusted to include amortization of intangibles acquired in the Ovation acquisition. The acquired intangibles will be amortized over periods ranging from 3 to 30 years. For purposes of this pro forma presentation, the issuance of the 8 3/8% senior notes, the 9 1/2% senior notes and the 8 1/8% senior notes are collectively referred to as the "Notes Offerings."

  The adjustments for the Ovation acquisition reflect the preliminary allocation of the net purchase price of Ovation to the assets of Ovation, including intangible assets, and record the payment of $121.3 million in cash and the issuance of 11,193,234 shares of our Class A common stock (as adjusted for the two-for-one stock split described below) valued at $16.88 per share (as adjusted for the two-for-one stock split described below). The value of $16.88 per share represents the average closing price of our Class A common stock on the Nasdaq National Market for the eleven trading days beginning five days prior to the date the agreement was announced, January 7, 1999, and ending five days after such announcement. The adjustments include the elimination of the Ovation equity components, including common stock, treasury stock, other capital and retained deficit.

  On June 30, 1999, we announced that our board of directors had declared a two-for-one stock split to be effected in the form of a stock dividend. The record date for the stock split was July 12, 1999. Stockholders of record at the market close on that date will receive one additional share of our Class A common stock for each share held. Distribution of the additional shares will take place on July 26, 1999.

  We have provided this unaudited pro forma financial data for informational purposes only. This data does not necessarily indicate the operating results that would have occurred had the Ovation acquisition been consummated at the beginning of 1998, nor does it necessarily indicate future operating results or financial position.

                    McLeodUSA Incorporated and Subsidiaries

                         Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations
                  (In thousands, except per share information)

                                                         Year Ended December 31, 1998
                                         ----------------------------------------------------------------
                                                    Adjustments Pro Forma           Adjustments
                                                      for the    for the              for the
                                                       Notes      Notes               Ovation
                                         McLeodUSA   Offerings  Offerings  Ovation  Acquisition   Total
                                         ---------  ----------- ---------  -------  ----------- ---------
Operations Statement Data:
 Revenue...............................  $ 604,146   $     --   $ 604,146  $21,035   $     --   $ 625,181
                                         ---------   --------   ---------  -------   --------   ---------
 Operating Expenses:
  Cost of service......................    323,208         --     323,208    6,319         --     329,527
  Selling, general and administrative..    260,931         --     260,931   13,489         --     274,420
  Depreciation and amortization........     89,107         --      89,107    5,383     15,230     109,720
  Other................................      5,575         --       5,575       --         --       5,575
                                         ---------   --------   ---------  -------   --------   ---------
   Total opertaing expenses............    678,821         --     678,821   25,191     15,230     719,242
                                         =========   ========   =========  =======   ========   =========
 Operating loss........................    (74,675)        --     (74,675)  (4,156)   (15,230)    (94,061)
 Interest expense, net.................    (52,234)   (32,056)    (84,290)  (1,608)        --     (85,898)
 Other non-operating income............      1,997         --       1,997       --         --       1,997
 Income taxes..........................         --         --          --       --         --          --
                                         ---------   --------   ---------  -------   --------   ---------
  Net loss.............................  $(124,912)  $(32,056)  $(156,968) $(5,764)  $(15,230)  $(177,962)
                                         =========   ========   =========  =======   ========   =========
 Loss per common share(2)..............  $   (0.99)             $   (1.25)                      $   (1.30)
                                         =========              =========                       =========
 Weighted average common shares
  outstanding(2).......................    125,614                125,614                         136,808
                                         =========              =========                       =========
Other Financial Data:
 EBITDA(1).............................  $  20,007   $     --   $  20,007  $ 1,227   $     --   $  21,234

--------
(1) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. We have included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.
(2) As adjusted to reflect the two-for-one stock split of our Class A common stock for stockholders of record as of July 12, 1999. Distribution of the additional shares will take place on July 26, 1999.

                    McLeodUSA Incorporated and Subsidiaries

                         Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations
                 (In thousands, except per share information)

                                      Three Months Ended March 31, 1999
                         ---------------------------------------------------------------
                                    Adjustments    Pro              Adjustments
                                      for the   Forma for             for the
                                       Notes    the Notes             Ovation
                         McLeodUSA   Offerings  Offerings  Ovation  Acquisition  Total
                         ---------  ----------- ---------  -------  ----------- --------
Operations Statement
 Data
 Revenue................ $181,109     $   --    $181,109   $19,696    $   --    $200,805
                         --------     -------   --------   -------    -------   --------
 Operating expenses:
  Cost of service.......   92,459         --      92,459     7,338        --      99,797
  Selling, general and
   administrative.......   79,811         --      79,811    10,880        --      90,691
  Depreciation and
   amortization.........   35,110         --      35,110     2,829      3,741     41,680
  Other.................      --          --         --        --         --         --
                         --------     -------   --------   -------    -------   --------
   Total operating
    expenses............  207,380         --     207,380    21,047      3,741    232,168
                         --------     -------   --------   -------    -------   --------
  Operating loss........  (26,271)        --     (26,271)   (1,351)    (3,741)   (31,363)
  Interest expense,
   net..................  (21,204)     (2,487)   (23,691)   (2,388)       --     (26,074)
  Other non-operating
   income...............       (1)        --          (1)      --         --          (1)
  Income taxes..........      --          --         --        --         --         --
                         --------     -------   --------   -------    -------   --------
  Net loss.............. $(47,476)    $(2,487)  $(49,963)  $(3,734)   $(3,741)  $(57,438)
                         ========     =======   ========   =======    =======   ========
  Loss per common
   share(2)............. $  (0.36)              $  (0.38)                       $  (0.40)
                         ========               ========                        ========
  Weighted average
   common shares
   outstanding(2).......  132,242                132,242                         143,436
                         ========               ========                        ========
Other Financial Data:
 EBITDA(1).............. $  8,839     $   --    $  8,839   $ 1,478    $   --    $ 10,317

--------
(1) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. We have included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.
(2) As adjusted to reflect the two-for-one stock split of our Class A common stock for stockholders of record as of July 12, 1999. Distribution of the additional shares will take place on July 26, 1999.

                          DESCRIPTION OF COMMON STOCK

  The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see "Where You Can Find More Information."

General

  Under our certificate of incorporation, we have authority to issue 274,000,000 shares of capital stock, consisting of 250,000,000 shares of Class A common stock, 22,000,000 shares of Class B common stock and 2,000,000 shares of preferred stock. We have declared a two-for-one stock split to be effected in the form of a stock dividend for our Class A common stock. The record date for the stock split was July 12, 1999 and distribution of the additional shares will take place on July 26, 1999. Giving effect to this stock split, we had issued and outstanding as of July 1, 1999, 150,417,738 shares of our Class A common stock, no shares of our Class B common stock and no shares of our preferred stock.

  The rights of the holders of our Class A common stock and our Class B common stock discussed below are subject to such rights as our board of directors may from time to time confer on holders of our preferred stock that may be issued in the future. Such rights may adversely affect the rights of holders of our Class A common stock or our Class B common stock, or both.

Class A Common Stock

  Voting Rights. Each holder of our Class A common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to vote at such meetings, to vote upon any matter, including, without limitation, the election of directors. Holders of our Class A common stock are entitled to one vote per share.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of McLeodUSA, whether voluntary or involuntary, the holders of our Class A common stock, the holders of our Class B common stock and the holders of any class or series of stock entitled to participate with our Class A and Class B common stock, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over our Class A common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

  Dividends. Dividends may be paid on our Class A common stock, our Class B common stock and on any class or series of stock entitled to participate with our Class A and Class B common stock when and as declared by our board of directors. We have never paid, however, any cash dividends and the indentures governing our outstanding debt securities prohibit us from paying cash dividends.

  No Preemptive or Conversion Rights. The holders of our Class A common stock have no preemptive or subscription rights to purchase additional securities issued by us nor any rights to convert their Class A common stock into other of our securities or to have their shares redeemed by us.

Class B Common Stock

  Voting Rights. Each holder of our Class B common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to vote at such meetings, to vote upon any matter or thing, including, without limitation, the election of directors. Holders of our Class B common stock are entitled to .40 vote per share.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of McLeodUSA, whether voluntary or involuntary, the holders of our Class B common stock, the holders of our Class A common stock and the holders of any class or series of stock entitled to participate with our Class B and Class A common stock, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over our Class B common stock in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.

  Dividends. Dividends may be paid on our Class B common stock, our Class A common stock and on any class or series of stock entitled to participate with our Class B and Class A common stock when and as declared by our board of directors.

  Conversion into Our Class A Common Stock; No Other Preemptive or Conversion Rights. The shares of our Class B common stock may be converted at any time at the option of the holder into fully paid and nonassessable shares of our Class A common stock at the rate of one share of our Class A common stock for each share of Class B common stock, as adjusted for any stock split. Except for this conversion right, the holders of our Class B common stock have no preemptive or subscription rights to purchase additional securities issued by us nor any rights to convert their Class B common stock into other of our securities or to have their shares redeemed by us.

Certain Charter and Statutory Provisions

  Classified Board. Our certificate of incorporation provides for the division of our board of directors into three classes of directors, serving staggered three-year terms. Our certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of our entire board of directors are necessary for the alteration, amendment or repeal of certain sections of our certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for such amendments to our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

  Certain Statutory Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  . before such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

  . upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans, or

  . on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that stock owned by the interested stockholder.

  A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

  Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation. As permitted by the Delaware General Corporation Law, our original certificate of incorporation provided that it would not be governed by Section
203. Several of our stockholders, including

Clark E. and Mary E. McLeod and Interstate Energy Corporation became interested stockholders within the meaning of Section 203 while that certificate of incorporation was in effect. Accordingly, future transactions between us and any of these stockholders will not be subject to the requirements of Section 203.

  Our certificate of incorporation empowers our board of directors to redeem any of our outstanding capital stock at a price determined by our board of directors, which price will be at least equal to the lesser of

  . fair market value, as determined in accordance with our certificate of incorporation, or

  . in the case of a "Disqualified Holder," such holder's purchase price, if the stock was purchased within one year of such redemption,

to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency. A "Disqualified Holder" is any holder of shares of our capital stock whose holding of such stock may result in the loss of, or failure to secure the reinstatement of, any license or franchise from any governmental agency held by us or any of our subsidiaries to conduct any portion of our business or the business of any of our subsidiaries. Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the Federal Communications Commission, or FCC, determines that the public interest would be served by prohibiting such ownership. Additionally, the FCC's rules may under some conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers.

Limitation of Liability and Indemnification

  Limitations of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the full extent permitted by Section 102(b)(7). Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director's fiduciary duty as a director, except for liability for:

  .any breach of the director's duty of loyalty to us or our stockholders

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law

  . any transaction from which the director derived an improper personal benefit

  Indemnification. To the maximum extent permitted by law, our bylaws provide for mandatory indemnification of our directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of McLeodUSA. In addition, we must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. We also maintain directors' and officers' liability insurance.

Transfer Agent and Registrar

  The transfer agent and registrar for our Class A common stock is Norwest Bank Minnesota, N.A.

Stockholders' Agreements

  On November 18, 1998, we entered into a stockholders' agreement (the "Stockholders' Agreement") with several of our significant stockholders consisting of IES Investments Inc. (a subsidiary of Interstate Energy), Clark
E. and Mary E. McLeod, and Richard A. and Gail G. Lumpkin and several other parties related to the Lumpkins.

  The Stockholders' Agreement provides, among other things, that:

  . until December 31, 2001, the parties will not sell any of our equity securities without receiving the prior written consent of our board of directors, except for transfers specifically permitted by the Stockholders' Agreement

  . our board of directors will determine on a quarterly basis starting with the quarter ending December 31, 1998 and ending on December 31, 2001, the aggregate number, if any, of shares of our Class A common stock, not to exceed in the aggregate 150,000 shares per quarter, that the parties may sell during designated trading periods following the release of our quarterly or annual financial results

  . to the extent our board of directors grants registration rights to a party to the agreement in connection with a sale of our securities by such party, it will grant similar registration rights to the other parties

  . our board of directors will determine on an annual basis commencing with the year ending December 31, 1999 and ending on December 31, 2001 (each such year, an "Annual Period"), the aggregate number, if any, of shares of our Class A common stock, not to exceed in the aggregate on an annual basis a number of shares equal to 15% of the total number of shares of Class A common stock beneficially owned by the parties as of December 31, 1998 (the "Registrable Amount"), to be registered by us under the Securities Act for sale by the parties

  . in any underwritten offering of shares of Class A common stock by us, other than an offering on a registration statement on Form S-4 or Form S-8 or any other form which would not permit the inclusion of shares of our Class A common stock owned by the parties, we will undertake to register the shares of our Class A common stock of such parties up to the Registrable Amount, if any, as determined by our board of directors

  . we may subsequently determine not to register any shares of the parties under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed

  The Stockholders' Agreement terminates on December 31, 2001. If during any Annual Period we have not provided a party a reasonable opportunity to sell an aggregate number of shares of Class A common stock equal to not less than 15% of the total number of shares of Class A common stock beneficially owned by such party as of December 31, 1998, then such party may terminate the Stockholders' Agreement as it applies to such party.

  Under the Stockholders' Agreement, each party also agreed, until such party owns less than 4 million shares of Class A common stock or until December 31, 2001, whichever occurs first, to vote such party's shares and take all action within its power to:

  . establish the size of our board of directors at up to 11 directors

  . cause to be elected to our board of directors one director designated by Interstate Energy for so long as IES Investments owns at least 4 million shares of Class A common stock

  . cause to be elected to our board of directors three directors who are executive officers of McLeodUSA designated by Clark McLeod for so long as Clark and Mary McLeod collectively own at least 4 million shares of Class A common stock

  . cause Richard Lumpkin to be elected to our board of directors for so long as the former stockholders of Consolidated Communications, Inc. who are a party to the agreement collectively own at least 4 million shares of Class A common stock

  . cause to be elected to our board of directors up to six non-employee directors nominated by our board

  On January 7, 1999, in connection with the Ovation acquisition, M/C Investors L.L.C. and Media/Communications Partners III Limited Partnership (collectively, "M/C") entered into a separate stockholders' agreement (the "Ovation Stockholders' Agreement") with the parties to the Stockholders' Agreement.

  The Ovation Stockholders' Agreement provides that, until December 31, 2001, M/C will not sell any of our equity securities without receiving the prior written consent of our board of directors. The Ovation Stockholders' Agreement also contains various provisions intended to insure that M/C is treated on a basis similar to the parties to the Stockholders' Agreement in connection with permitted sales of our securities under the Stockholders' Agreement generally starting December 31, 1999. In addition, for so long as M/C owns at least 2.5 million shares of our Class A common stock, M/C has agreed to vote its shares in accordance with the voting agreement contained in the Stockholders' Agreement and the other partries have agreed to vote their shares to cause to be elected to our board of directors one director designated by M/C.

  The Ovation Stockholders' Agreement terminates on December 31, 2001. In addition, if (1) during each of the years ending December 31, 2000 and December 31, 2001, we have not provided M/C a reasonable opportunity to register under the Securities Act for sale an aggregate number of shares of our Class A common stock equal to not less than 15% of the total number of shares of Class A common stock beneficially owned by M/C as of March 31, 1999, or (2) after January 1, 2000, the Stockholders' Agreement has been terminated by all parties to such agreement, then M/C may terminate the Ovation Stockholders' Agreement. The Ovation Stockholders' Agreement will be terminated with respect to all parties other than M/C and us at such time as the Stockholders' Agreement is terminated.

                         DESCRIPTION OF PREFERRED STOCK

  The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, the applicable certificate of designation to our certificate of incorporation which will determine the terms of the related series of preferred stock and our bylaws, each of which will be made available upon request.

General

  Our certificate of incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 2,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, no shares of preferred stock are outstanding and our board of directors has not provided for the issuance of any series of preferred stock. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of our Class A common stock and Class B common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, may discourage any attempt to obtain control of us.

  The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to such issues. You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

  (1)   the title and stated value of the preferred stock being offered

  (2) the number of shares of preferred stock being offered, their liquidation preference per share, if any, and their purchase price

  (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered

  (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate

  (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered

  (6) the provisions for a sinking fund, if any, for the preferred stock being offered

  (7) the provisions for redemption, if applicable, of the preferred stock being offered

  (8) any listing of the preferred stock being offered on any securities exchange or market

  (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into, or exchangeable for, our Class A common stock or debt securities, including the conversion or exchange price, or the manner of calculating the price, and the conversion or exchange period

  (10)  voting rights, if any, of the preferred stock being offered

  (11) whether interests in the preferred stock being offered will be represented by depositary shares

  (12) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered

  (13) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs

  (14) any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs

  (15) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered

Rank

  Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of McLeodUSA, rank:

  (1) senior to all of our classes or series of common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered

  (2) on a parity with all equity securities we have issued, other than those referred to in clauses (1) and (3) of this subheading

  (3) junior to all equity securities we have issued, the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered

For purposes of this description, the term "equity securities" does not include convertible debt securities.

Distributions

  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Redemption

  The terms and conditions, if any, upon which the preferred stock will be subject to mandatory redemption or redemption at our option, either in whole or in part, will be described in the applicable prospectus supplement.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Class A common stock or Class B common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our shares of capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

  Holders of preferred stock will have the voting rights as indicated in the applicable prospectus supplement.

Conversion Rights

  The terms and conditions, if any, upon which any series of preferred stock is convertible into Class A common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Class A common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

General

  We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement between the "depositary" named in the Deposit Agreement and us. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

  The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made in this summary relating to the Deposit Agreement and the depositary receipts to be issued under the Deposit Agreement are summaries of provisions of the Deposit Agreement and the related depositary receipts. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

Dividends and Other Distributions

  The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

  No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Preferred Stock

  Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

  Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by another equitable method.

  From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon the redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

  The depositary shares, as such, are not convertible into our common stock or any of our other securities or property. Nevertheless, if specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of our Class A common stock, other shares of our preferred stock or other of our equity or debt securities, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Class A common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the average of the closing prices of the Class A common stock for a specified period of time prior to the conversion.

Amendment and Termination of the Deposit Agreement

  The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

  Unless specified otherwise in the applicable prospectus supplement, we may terminate the Deposit Agreement upon not less than 30 days prior written notice to the depositary if a majority of each class of depositary shares affected by such termination consents, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt. In addition, the Deposit Agreement will automatically terminate if:

  (1)  all outstanding depositary shares shall have been redeemed

  (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock

  (3) each share of the related preferred stock shall have been converted into our securities not represented by depositary shares

Charges of Preferred Stock Depositary

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.


Miscellaneous

  The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred stock.

  Unless specified otherwise in the applicable prospectus supplement, neither we nor the depositary will be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the depositary and our company under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct, and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

                         DESCRIPTION OF DEBT SECURITIES

  The following discussion describes certain general provisions of the debt securities to which this prospectus and any applicable prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which these general provisions may apply will be set forth in the indenture or supplemental indenture under which the particular debt securities are issued, and will be described in a prospectus supplement relating to such debt securities. A form of the senior indenture and a form of the subordinated indenture under which the debt securities may be issued have been filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing in this prospectus are to sections of each indenture unless otherwise indicated, and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

General

  Our debt securities will be unsecured general obligations and may be either senior debt securities, which we refer to as Senior Securities, or subordinated debt securities, which we refer to as Subordinated Securities. The debt securities will be issued pursuant to a written agreement, known as an Indenture, to be entered into by us and an independent third party, known as a Trustee, who will be legally obligated to carry out the terms of the Indenture. Senior Securities and Subordinated Securities will be issued under separate indentures referred to as a Senior Indenture and a Subordinated Indenture, respectively. The statements made under this heading relating to the debt securities and the Indentures are summaries of their anticipated provisions, do not purport to be complete and are qualified in their entirety by reference to the Indentures and the debt securities themselves.

  The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (which term includes our Senior Securities), as described below under "-- Ranking."

  All of our operations are conducted through subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to us by our subsidiaries may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable prospectus supplement. Moreover, such payments, loans and advances would be contingent upon the earnings of the subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of the subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of the subsidiaries' creditors. In the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that of the debt securities, and would be dependent primarily upon the receipt of funds from our subsidiaries.

  Except as set forth in the applicable Indenture or in one or more supplemental indentures and described in an applicable prospectus supplement, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or under authority granted by a resolution of our board of directors or as established in the applicable Indenture or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

  It is expected that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of debt securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise provided in the Indenture or supplemental indenture, any action permitted to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the applicable Indenture.

  The applicable prospectus supplement will describe the specific terms of any series of debt securities being offered, including:

  (1) The title of such debt securities and whether such debt securities are Senior Securities or Subordinated Securities

  (2) The aggregate principal amount of such debt securities and any limit on such aggregate principal amount

  (3) The percentage of the principal amount at which such debt securities will be issued and, if other than the full principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof

  (4) The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable and the amount of principal payable thereon

  (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any

  (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which record dates may be determined, the persons to whom such interest will be payable, and the basis upon which interest is to be calculated if other than a 360-day year of twelve 30-day months

  (7) The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable Indenture may be served

  (8) The period or periods within which, the price or prices at which, and the other terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at our option if we have such an option

  (9) Our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the date and dates on which, the price or prices at which, and the other terms and conditions upon which, such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation

  (10) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated or in which the principal of (and premium, if any) or interest or Additional Amounts, if any, on the debt securities is payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto

  (11) Whether the amount of payments of principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts are to be determined

  (12) Whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on the debt securities are to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable, the period or periods within which (including the election date), and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are to be so payable

  (13) Any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default, amendments, merger, consolidation and sale of assets or covenants set forth in the applicable Indenture

  (14) Whether such debt securities will be issued in certificate or book-entry form

  (15) Whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000, and terms and conditions relating thereto

  (16) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture and any additional or different terms on which such series of debt securities may be defeased

  (17) Whether and under what circumstances we will pay any additional amounts (which we refer to as Additional Amounts) on such debt securities to a holder that is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment

  (18) Whether and the extent to which the payment of principal of, and premium, if any and interest on such debt securities are guaranteed by one or more of our Subsidiaries or by other persons

  (19) Whether and under what circumstances the debt securities are convertible into our Class A common stock, our preferred stock or other debt securities

  (20) If the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered

  (21) Any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture (Section 301)

  The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates, which we refer to as Original Issue Discount Securities. Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

  Except as set forth in the applicable Indenture or in one or more supplemental indentures, the applicable Indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  For the purposes of certain Events of Default described below and any additional covenants or other provisions that may be set forth in one or more supplemental indentures, we may designate certain of our Subsidiaries as "Unrestricted Subsidiaries." All Subsidiaries that are not designated as Unrestricted Subsidiaries will be "Restricted Subsidiaries." The terms and conditions, if any, under which a Subsidiary may be designated as an Unrestricted Subsidiary will be set forth in the applicable supplemental indenture and described in the applicable prospectus supplement.

  We refer to a corporation, partnership, limited liability company, joint venture or similar entity in which we or one or more of our other Subsidiaries own or control, directly or indirectly, a majority of the outstanding voting stock, partnership interests, membership interests or similar interests, as the case may be, as a "Subsidiary." For the purposes of this definition, "voting stock" means stock or other equity interests having voting power for the election of directors, or comparable governing body, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Denomination, Interest, Registration and Transfer

  Unless otherwise described in the applicable prospectus supplement, dollar-denominated debt securities that are in registered form will be issuable in denominations of $1,000 and any integral multiple thereof (except for registered debt securities issued in global form, which may be of any denomination), and dollar-denominated debt securities that are in bearer form will be issuable in denominations of $5,000 (except for bearer debt securities issued in global form, which may be of any denomination) (Section 302).

  Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest (and Additional Amounts, if any) on any series of debt securities that are in registered form will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable prospectus supplements. At our option, payment of interest on debt securities that are in registered form may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States. Unless otherwise specified in the applicable prospectus supplement, payment of the principal of (and applicable premium, if any) and interest (and Additional Amounts, if any) on any debt securities that are in bearer form will be made only at an office or agency of ours located outside the United States (Sections 301, 305, 306, 307 and 1002).

  Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as Defaulted Interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date, which we refer to as the Special Record Date, for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof is to be given to the holder of such debt security not less than ten days before such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture or supplemental indenture (Section 307).

  Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

  Neither we nor any Trustee will be required to:

  (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption

  (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part, or

  (3) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid (Section 305)

Merger, Consolidation or Sale of Assets

  We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  (1) either we are the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes payment of the principal of (and premium, if any), interest on, and all other amounts payable in connection with, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture

  (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or any Subsidiary as a result thereof as having been incurred by us or a Subsidiary at the time of such transaction, no Event of Default under the Indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, will have occurred and be continuing, and

  (3) an officer's certificate and legal opinion covering such conditions are delivered to each Trustee (Sections 801 and 803)

Certain Covenants

  Existence. Except as described above under "Merger, Consolidation or Sale of Assets," we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by certificate of incorporation, by-laws and statute) and franchises, but we will not be required to preserve any right or franchise if we determine that the preservation of such right or franchise is no longer desirable in the conduct of our business and that the loss of such right or franchise is not disadvantageous in any material respect to the holders of the debt securities (Section 1004).

  Maintenance of Properties. We will be required to cause all of our properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, but we and our Subsidiaries will not be prevented from selling or otherwise disposing of our properties for value in the ordinary course of our business (Section 1005).

  Insurance. We will be required to, and will be required to cause each of our Subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

  Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same become delinquent:

  (1) all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary and

  (2) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or that of any Subsidiary; but we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings (Section 1007)

Additional Covenants and/or Modifications to the Covenants Described Above

  Any additional covenants and/or modifications to the covenants described above with respect to any series of our debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or supplemental indenture and described in the related prospectus supplement.

Events of Default, Notice and Waiver

  Each Indenture will provide that the following events are "Events of Default" with respect to any series of debt securities issued thereunder, subject to any modifications, additions or deletions provided in any supplemental indenture with respect to any series of debt securities:

  (1) default for 30 days in the payment of any installment of interest on or any Additional Amounts payable in respect of any debt security of such series

  (2) default in the payment of principal of (or premium, if any, on) any debt security of such series when such amount becomes due and payable, whether upon its maturity, declaration of acceleration, call for redemption or otherwise

  (3) default in making any sinking fund payment as required for any debt security of such series

  (4) default in the performance, or breach, of any of our other covenants or warranties contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture

  (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary or either of their property

  (6) any other Event of Default provided with respect to a particular series of debt securities (Section 501)

  If an Event of Default under any Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case, unless the principal amount of all of the outstanding debt securities of such series has already become due and payable, the applicable Trustee or, generally, the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable Trustee if given by the holders). At any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any Indenture, as the case may
be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if:

  (1) we have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest and Additional Amounts, if any, on the debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee, and

  (2) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502)

  Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

  (1) in the payment of the principal of (or premium, if any) or interest or Additional Amounts, if any, on any debt security of such series, or

  (2) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section
       513)

  Each Trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; but the Trustee may withhold notice of any default (except a default in the payment of the principal of (or premium, if any) or interest or Additional Amounts, if any, on such debt securities or in the payment of any sinking fund installment in respect of such debt securities) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders (Section 601).

  Each Indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities at the respective due dates thereof (Section 508).

  Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders offer to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. A Trustee may refuse, however, to follow any direction that is in conflict with any law or with the applicable Indenture or that may involve such Trustee in personal liability or may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, we will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1008).

Modification of the Indentures

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture that are affected by such modification or amendment; but no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

  (1) change the stated maturity of the principal of (or the premium, if any), or any installment of interest (or Additional Amounts, if any) on, any such debt security

  (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, or any Additional Amounts payable with respect to, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security

  (3) change the place of payment, or the coin or currency for payment, of principal (or premium, if any) or interest or Additional Amounts, if any, on any such debt security

  (4) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security

  (5) release any guarantors from their guarantees of any such debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of such debt securities that would adversely affect the interests of the holders thereof, or

  (6)  modify the ranking or priority of such debt securities (Section 902)


  The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such Indenture (Section
1010).

  Modifications and amendments of an Indenture will be permitted to be made by us and the Trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

  (1) to evidence the succession of another person to us as obligor under such Indenture or to evidence the addition of any guarantor in accordance with the Indenture or any supplemental indenture

  (2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture

  (3) to add Events of Default for the benefit of the holders of all or any series of debt securities

  (4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect

  (5) to change or eliminate any provisions of an Indenture, if such change or elimination becomes effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision

  (6)  to secure the debt securities

  (7)  to establish the form or terms of debt securities of any series

  (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee

  (9)  to cure any ambiguity, defect or inconsistency in an Indenture

  (10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, if such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect, or

  (11) to make any change that does not adversely affect the legal rights under an Indenture of any holder of debt securities of any series issued thereunder (Section 901)

Ranking

  The Senior Securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all of our outstanding senior debt. Except as set forth in the applicable prospectus supplement, the Subordinated Securities will be subordinated, in right of payment, to the prior payment in full of the Senior Indebtedness, including the Senior Securities. However, our obligation to pay the principal of (and premium, if any) and interest and Additional Amounts (if any) on such Subordinated Securities will not otherwise be impaired (Section 1603 of the Subordinated Indenture).

  In the event of any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of us, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger, consolidation or sale of assets that complies with the requirements described above under "Merger, Consolidation or Sale of Assets," the holders of all Senior Indebtedness will first be entitled to receive payment of the full amount due thereon before the holders of any of the Subordinated Securities will be entitled to receive any payment in respect of the Subordinated Securities. If a payment default occurs and is continuing with respect to any amount payable in respect of any Senior Indebtedness, or if any event occurs that would permit the holders of any Senior Indebtedness to accelerate the maturity thereof, the holders of all Senior Indebtedness will first be entitled to receive payment of the full amount due thereon before the holders of any of the Subordinated Securities will be entitled to receive any payment in respect of the Subordinated Securities. If the principal amount of the Subordinated Securities of any series is declared due and payable pursuant to the Subordinated Indenture and such declaration has not been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration will first be entitled to receive payment of the full amount due thereon before the holders of any of the Subordinated Securities will be entitled to receive any payment in respect of the Subordinated Securities (Section 1601 of the Subordinated Indenture).

  After all Senior Indebtedness is paid in full and until the Subordinated Securities are paid in full, holders of Subordinated Securities will be subrogated to the right of holders of Senior Indebtedness to the extent that distributions otherwise payable to holders of Subordinated Securities have been applied to the payment of Senior Indebtedness (Section 1602 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of Subordinated Securities.

  Senior Indebtedness will be defined in the Subordinated Indenture as the principal of (and premium, if any) and interest and Additional Amounts, if any, on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created, guaranteed or assumed:

  (1) our indebtedness for money borrowed or represented by purchase-money obligations

  (2) our indebtedness evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement

  (3) our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise

  (4) indebtedness of partnerships and joint ventures which is included in our consolidated financial statements

  (5) indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire

  (6) any binding commitment by us to fund a real estate investment or to fund an investment in an entity making a real estate investment

  (7) our obligations in respect of derivative products such as forward contracts, futures contracts, swaps, options, future options or other financial agreements or arrangements (including caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices

  (8) renewals, extensions and refundings of any such indebtedness, obligation or liability

  (9) interest or obligations in respect of any such indebtedness accruing after the commencement of any bankruptcy, insolvency or similar proceedings in each case other than (i) any such indebtedness, obligation or liability referred to in clauses (1) through (9) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks equally with the Subordinated Securities, (ii) any such indebtedness, obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and
(iii) the Subordinated Securities.

  As used in the preceding sentence, the term "purchase money obligations" is defined to mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by a lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Indebtedness.

Discharge, Defeasance and Covenant Defeasance

  We may be permitted under the applicable Indenture to discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest and Additional Amounts, if any, to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

  Each Indenture will provide that, if the provisions relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

  (1) to defease and be discharged from any and all obligations with respect to such debt securities, which we refer to as defeasance (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (Section 1402), or

  (2) to be released from its obligations with respect to such debt securities under certain specified sections of Article Ten of such Indenture as described in the applicable prospectus supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such debt securities, which we refer to as covenant defeasance (Section 1403)

in either case upon the irrevocable deposit by us with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

  The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion and Exchange

  The terms, if any, on which debt securities of any series are convertible into or exchangeable for Class A common stock, preferred stock, or other debt securities, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, and the conditions upon which such conversion will be effected, will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange to be either mandatory or at the option of the holders or ourselves.

Redemption and Repurchase

  The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Global Securities

  The debt securities of a series may be issued in whole or in part in the form of one or more global securities, which we refer to as the Global Securities, to be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                            DESCRIPTION OF WARRANTS

General

  We may issue, together with other securities or separately, warrants to purchase our debt securities, Class A common stock, Class B common stock, preferred stock or depositary shares. We will issue the warrants under Warrant Agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

  The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

  (1)   the title of the warrants

  (2) the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants

  (3) the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security

  (4)   the price or prices at which the warrants will be issued

  (5)   the aggregate number of warrants

  (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants

  (7) the price or prices at which the securities purchasable upon exercise of the warrants may be purchased

  (8) if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable

  (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants

  (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants

  (11) the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire

  (12) the maximum or minimum number of warrants which may be exercised at any time

  (13)  information with respect to book-entry procedures, if any

Exercise of Warrants

  Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, shares of preferred stock, shares of Class A common stock, shares of Class B common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

  Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

  We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of Class A common stock, Class B common stock or preferred stock at a future date or dates. The price per share of Class A common stock, Class B common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Class A common stock, Class B common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

  Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase Class A common stock, Class B common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

  Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

General

  We may issue subscription rights to purchase our debt securities, Class A common stock, Class B common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock, Class A common stock or Class B common stock. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by us.

  The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

  (1)   the title of the subscription rights

  (2)   the securities for which the subscription rights are exercisable

  (3)   the exercise price for the subscription rights

  (4)   the number of subscription rights issued to each stockholder

  (5)   the extent to which the subscription rights are transferable

  (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights

  (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights

  (8) the date on which the right to exercise the subscription rights shall commence, and the date on which the right shall expire

  (9) the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities

  (10) if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering

Exercise Of Subscription Rights

  Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, Class A common stock, Class B common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

  Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock, Class A common stock or Class B common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                             PLAN OF DISTRIBUTION

  The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement relating to such offering. Such description will include, among other things, the terms of the underwriting arrangements applicable to such offering.

  We may sell the securities in any of the following ways, or in any combination thereof, as follows:

  . through underwriters or dealers

  . directly to one or more purchasers

  . through agents

  A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including:

  . the name or names of any underwriters and the respective amounts of such securities underwritten or purchased by each of them

  . the purchase price of such securities and the proceeds to us

  . any discounts, commissions or concessions allowed or paid to dealers constituting underwriters' compensation, to the purchase price

  . any securities exchanges or markets on which such securities may be listed or quoted

  If underwriters are used in the sale of any securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters, or directly by one or more underwriters. Only underwriters named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities if any are purchased. Any purchase price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

  The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. Underwriters, dealers or agents will not have any responsibility in respect of the validity of such arrangements or the performance of McLeodUSA or such institutional investors thereunder.

  Securities offered other than Class A common stock may be a new issue of securities with no established trading market. Unless otherwise indicated in the applicable prospectus supplement, we do not intend to list any offered securities other than our Class A common stock on any securities exchange or other market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

  Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for McLeodUSA by Hogan & Hartson L.L.P., Washington, D.C., special counsel for McLeodUSA.

                                    EXPERTS

  The consolidated financial statements and schedule of McLeodUSA and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Ovation Communications, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             McLeodUSA Incorporated



                       [LOGO OF McLEODUSA APPEARS HERE]



                                   --------

                              P R O S P E C T U S

                              Dated July   , 1999

                                   --------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

     SEC Registration Fee............................................. $486,500
     Fees of Rating Agencies..........................................   20,000
     Printing and Duplicating Expenses................................  150,000
     Legal Fees and Expenses..........................................  150,000
     Accounting Fees and Expenses.....................................   50,000
     NASD Fees........................................................   35,000
     Blue Sky Fees and Expenses.......................................   15,000
     Miscellaneous....................................................   43,500
                                                                       --------
       Total.......................................................... $950,000

Item 15. Indemnification of Directors and Officers

  Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

  The Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under
Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. The Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under the Bylaws of the Company, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company has entered into indemnity agreements with each of its directors pursuant to which the Company has agreed to indemnify the directors as permitted by the DGCL. The Company has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
  Number                           Exhibit Description
 -------                           -------------------
   *1.1   Form of Debt Securities Underwriting Agreement.
   *1.2   Form of Common Stock Underwriting Agreement.
   *1.3   Form of Preferred Stock Underwriting Agreement.
   *1.4   Form of Depositary Shares Underwriting Agreement.
   *1.5   Form of Warrants Underwriting Agreement.
   *1.6   Form of Subscription Rights Underwriting Agreement.
    3.1   Amended and Restated Certificate of Incorporation of McLeod, Inc.
          (Filed as Exhibit 3.1 to Registration Statement on Form S-1, File No.
          333-3112 ("Initial Form S-1"), and incorporated herein by reference).
    3.2   Amended and Restated Bylaws of McLeod, Inc. (Filed as Exhibit 3.2 to
          Registration Statement on Form S-1, File No. 333-13885 (the "November
          1996 Form S-1"), and incorporated herein by reference).
    3.3   Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of McLeod Inc. (Filed as Exhibit 3.3 to Registration
          Statement on Form S-4, File No. 333-27647 (the "July 1997 Form S-4"),
          and incorporated herein by reference).
    3.4   Certificate of Change of Registered Agent and Registered Office of
          McLeodUSA Incorporated. (Filed as Exhibit 3.4 to Annual Report on
          Form 10-K, File No. 0-20763, filed with the Commission on March 6,
          1998 (the "1997 Form 10-K") and incorporated herein by reference).
    4.1   Form of Class A Common Stock Certificate of McLeod, Inc. (Filed as
          Exhibit 4.1 to Initial Form S-1 and incorporated herein by reference).
    4.2   Indenture dated March 4, 1997 between McLeod, Inc. and United States
          Trust Company of New York, as Trustee, relating to the 10 1/2% Senior
          Discount Notes Due 2007 of McLeod, Inc. (Filed as Exhibit 4.2 to
          Annual Report on Form 10-K, File No. 0-20763, filed with the
          Commission on March 31, 1997 (the "1996 Form 10-K") and incorporated herein by reference).
    4.3   Initial Global 10 1/2% Senior Discount Note Due March 1, 2007 of
          McLeod, Inc., dated March 4, 1997. (Filed as Exhibit 4.3 to the 1996
          Form 10-K and incorporated herein by reference).
    4.4   Form of Certificated 10 1/2% Senior Discount Note Due March 1, 2007
          of McLeod, Inc. (Filed as Exhibit 4.4 to the 1996 Form 10-K and
          incorporated herein by reference).
    4.5   Investor Agreement dated as of April 1, 1996 among McLeod, Inc., IES
          Investments Inc., Midwest Capital Group Inc., MWR Investments Inc.,
          Clark and Mary McLeod, and certain other stockholders. (Filed as
          Exhibit 4.8 to Initial Form S-1 and incorporated herein by reference).
    4.6   Amendment No. 1 to Investor Agreement dated as of October 23, 1996 by and among McLeod, Inc., IES Investments Inc., Midwest Capital Group
          Inc., MWR Investments Inc., Clark E. McLeod and Mary E. McLeod.
          (Filed as Exhibit 4.3 to the November 1996 Form S-1 and incorporated herein by reference).
    4.7   Form of 10 1/2% Senior Discount Exchange Note Due 2007 of McLeodUSA
          Incorporated. (Filed as Exhibit 4.8 to the July 1997 Form S-4 and
          incorporated herein by reference).
    4.8   Indenture dated as of July 21, 1997 between McLeodUSA Incorporated and United States Trust Company of New York, as Trustee, relating to the 9 1/4% Senior Notes Due 2007 of McLeodUSA Incorporated. (Filed as
          Exhibit 4.9 to the July 1997 Form S-4 and incorporated herein by reference).
    4.9   Form of Initial Global 9 1/4% Senior Note Due 2007 of McLeodUSA
          Incorporated. (Filed as Exhibit 4.10 to the July 1997 Form S-4 and
          incorporated herein by reference).

 Exhibit
  Number                           Exhibit Description
 -------                           -------------------
    4.10  Stockholders' Agreement dated June 14, 1997 among McLeodUSA
          Incorporated, IES Investments Inc., Midwest Capital Group, Inc., MWR
          Investments Inc., Clark E. McLeod, Mary E. McLeod and Richard A.
          Lumpkin on behalf of each of the shareholders of Consolidated
          Communications Inc. listed on Schedule 1 of the Stockholders'
          Agreement. (Filed as Exhibit 4.12 to the July 1997 Form S-4 and
          incorporated herein by reference).
    4.11  Amendment No. 1 to Stockholders' Agreement dated as of September 19,
          1997 by and among McLeodUSA Incorporated, IES Investments Inc.,
          Midwest Capital Group, Inc., MWR Investments Inc., Clark E. McLeod,
          Mary E. McLeod and Richard A. Lumpkin on behalf of each of the shareholders of Consolidated Communications Inc. listed in Schedule I thereto. (Filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q,
          File No. 0-20763, filed with the Commission on November 14, 1997 and incorporated herein by reference).
    4.12  Form of 9 1/4% Senior Exchange Note Due 2007 of McLeodUSA
          Incorporated. (Filed as Exhibit 4.14 to the 1997 Form 10-K and
          incorporated herein by reference).
    4.13  Indenture dated as of March 16, 1998 between McLeodUSA Incorporated and United States Trust Company of New York, as Trustee, relating to the 8 3/8% Senior Notes Due 2008 of McLeodUSA Incorporated. (Filed as
          Exhibit 4.15 to Registration Statement on Form S-4, File No. 333-
          52793 (the "May 1998 Form S-4") and incorporated herein by reference).
    4.14  Form of Global 8 3/8% Senior Note Due 2008 of McLeodUSA Incorporated
          (Filed as Exhibit 4.16 to the May 1998 Form S-4 and incorporated herein by reference).
    4.15  Stockholders' Agreement dated as of November 18, 1998 by and among
          McLeodUSA Incorporated, IES Investments Inc., Clark E. McLeod, Mary
          E. McLeod and Richard A. Lumpkin, Gail G. Lumpkin and certain of the former shareholders of Consolidated Communications Inc. ("CCI") and certain permitted transferees of the former CCI shareholders in each case who are listed in Schedule I thereto. (Filed as Exhibit 99.1 to the Current Report on Form 8-K, File No. 0-20763, filed with the
          Commission on November 19, 1998 and incorporated herein by reference).
    4.16  Indenture dated as of October 30, 1998 between McLeodUSA Incorporated and United States Trust Company of New York, as Trustee, relating to the 9 1/2% Senior Notes Due 2008 of McLeodUSA Incorporated (Filed as
          Exhibit 4.19 to Registration Statement on Form S-4, File No. 333-
          69621 (the "December 1998 Form S-4") and incorporated herein by reference).
    4.17  Form of Global 9 1/2% Senior Note Due 2008 of McLeodUSA Incorporated
          (Filed as Exhibit 4.20 to the December 1998 Form S-4 and incorporated herein by reference).
    4.18  Stockholders' Agreement dated as of January 7, 1999, by and among
          McLeodUSA Incorporated, IES Investments Inc., Clark E. McLeod, Mary
          E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors L.L.C.
          and Media/Communications Partners III Limited Partnership (Filed as
          Exhibit 4.1 to the Current Report on Form 8-K, File No. 0-20763,
          filed with the Commission on January 14, 1999 and incorporated herein by reference).
    4.19  Indenture dated as of February 22, 1999 between McLeodUSA
          Incorporated and United States Trust Company of New York, as Trustee,
          relating to the 8 1/8% Senior Notes Due 2009 of McLeodUSA
          Incorporated (Filed as Exhibit 4.22 to the Company's Annual Report on
          Form 10-K for the year ended December 31, 1998, File No. 0-20763, filed with the Commission on March 24, 1999 (the "1998 Form 10-K")
          and incorporated herein by reference).
    4.20  Form of Global 8 1/8% Senior Note Due 2009 of McLeodUSA Incorporated
          (Filed as Exhibit 4.23 to the 1998 Form 10-K and incorporated herein by reference).
  **4.21  Form of Senior Debt Securities Indenture.
  **4.22  Form of Subordinated Debt Securities Indenture.
   *4.23  Form of Deposit Agreement.
  **5.1   Opinion of Hogan & Hartson L.L.P.

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  11.1   Statement regarding Computation of Per Share Earnings (Filed as
         Exhibit 11.1 to the Quarterly Report on Form 10-Q, File No. 0-20763,
         filed with the Commission on May 13, 1998 and incorporated herein by reference).
  21.1   Subsidiaries of McLeodUSA Incorporated (Filed as Exhibit 21.1 to the
         1998 Form 10-K and incorporated herein by reference).
  23.1   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
  23.2   Consent of Arthur Andersen LLP.
  23.3   Consent of Ernst & Young LLP.
  24.1   Power of attorney (included on signature page).
 *24.2   Statement on Form T-1 of Eligibility of Trustee.
  27.1   Financial Data Schedule (Filed as Exhibit 27.1 to the Quarterly Report
         on Form 10-Q, File No. 0-20763, filed with the Commission on May 13,
         1998 and incorporated herein by reference).

--------
 * To be incorporated by reference herein in connection with the offering of each series of securities.
** To be filed by amendment.

  (b) Financial Statement Schedules.

  The following financial statement schedule was filed with the Company's Annual Report on Form 10-K (File No. 0-20763), filed with the Commission on March 24, 1999, as amended by Form 10-K/A filed on April 22, 1999 and is incorporated herein by reference:

    Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the Consolidated Financial Statements of the Company or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this registration statement.

  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

  The undersigned Registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, Iowa, on this 14th day of July, 1999.

                                          McLeodUSA Incorporated

                                                    /s/ Clark E. McLeod
                                          By: _________________________________
                                                      Clark E. McLeod
                                                Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark E. McLeod, Stephen C. Gray and Blake O. Fisher, Jr., jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 14th day of July, 1999.

              Signature                                  Title
              ---------                                  -----

         /s/ Clark E. McLeod              Chairman, Chief Executive Officer
______________________________________     and Director (Principal Executive
           Clark E. McLeod                 Officer)

        /s/ Richard A. Lumpkin            Vice Chairman and Director
______________________________________
          Richard A. Lumpkin

         /s/ Stephen C. Gray              President, Chief Operating Officer
______________________________________     and Director
           Stephen C. Gray

       /s/ Blake O. Fisher, Jr.           Group Vice President and Director
______________________________________
         Blake O. Fisher, Jr.

         /s/ J. Lyle Patrick              Group Vice President, Chief
______________________________________     Financial Officer and Treasurer
           J. Lyle Patrick                 (Principal Financial Officer and
                                           Principal Accounting Officer)


              Signature                                  Title
              ---------                                  -----


        /s/ Peter H.O. Claudy             Director
______________________________________
          Peter H.O. Claudy


        /s/ Thomas M. Collins             Director
______________________________________
          Thomas M. Collins

         /s/ Robert J. Currey             Director
______________________________________
           Robert J. Currey

             /s/ Lee Liu                  Director
______________________________________
                Lee Liu

          /s/ Paul D. Rhines              Director
______________________________________
            Paul D. Rhines

          /s/ Roy A. Wilkens              Director
______________________________________
            Roy A. Wilkens


                               INDEX TO EXHIBITS

 Exhibit
  Number                           Exhibit Description
 -------                           -------------------
   *1.1   Form of Debt Securities Underwriting Agreement.
   *1.2   Form of Common Stock Underwriting Agreement.
   *1.3   Form of Preferred Stock Underwriting Agreement.
   *1.4   Form of Depositary Shares Underwriting Agreement.
   *1.5   Form of Warrants Underwriting Agreement.
   *1.6   Form of Subscription Rights Underwriting Agreement.
    3.1   Amended and Restated Certificate of Incorporation of McLeod, Inc.
          (Filed as Exhibit 3.1 to Registration Statement on Form S-1, File No.
          333-3112 ("Initial Form S-1"), and incorporated herein by reference).
    3.2   Amended and Restated Bylaws of McLeod, Inc. (Filed as Exhibit 3.2 to
          Registration Statement on Form S-1, File No. 333-13885 (the "November
          1996 Form S-1"), and incorporated herein by reference).
    3.3   Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of McLeod Inc. (Filed as Exhibit 3.3 to Registration
          Statement on Form S-4, File No. 333-27647 (the "July 1997 Form S-4"),
          and incorporated herein by reference).
    3.4   Certificate of Change of Registered Agent and Registered Office of
          McLeodUSA Incorporated. (Filed as Exhibit 3.4 to Annual Report on
          Form 10-K, File No. 0-20763, filed with the Commission on March 6,
          1998 (the "1997 Form 10-K") and incorporated herein by reference).
    4.1   Form of Class A Common Stock Certificate of McLeod, Inc. (Filed as
          Exhibit 4.1 to Initial Form S-1 and incorporated herein by reference).
    4.2   Indenture dated March 4, 1997 between McLeod, Inc. and United States
          Trust Company of New York, as Trustee, relating to the 10 1/2% Senior
          Discount Notes Due 2007 of McLeod, Inc. (Filed as Exhibit 4.2 to
          Annual Report on Form 10-K, File No. 0-20763, filed with the
          Commission on March 31, 1997 (the "1996 Form 10-K") and incorporated herein by reference).
    4.3   Initial Global 10 1/2% Senior Discount Note Due March 1, 2007 of
          McLeod, Inc., dated March 4, 1997. (Filed as Exhibit 4.3 to the 1996
          Form 10-K and incorporated herein by reference).
    4.4   Form of Certificated 10 1/2% Senior Discount Note Due March 1, 2007
          of McLeod, Inc. (Filed as Exhibit 4.4 to the 1996 Form 10-K and
          incorporated herein by reference).
    4.5   Investor Agreement dated as of April 1, 1996 among McLeod, Inc., IES
          Investments Inc., Midwest Capital Group Inc., MWR Investments Inc.,
          Clark and Mary McLeod, and certain other stockholders. (Filed as
          Exhibit 4.8 to Initial Form S-1 and incorporated herein by reference).
    4.6   Amendment No. 1 to Investor Agreement dated as of October 23, 1996 by and among McLeod, Inc., IES Investments Inc., Midwest Capital Group
          Inc., MWR Investments Inc., Clark E. McLeod and Mary E. McLeod.
          (Filed as Exhibit 4.3 to the November 1996 Form S-1 and incorporated herein by reference).
    4.7   Form of 10 1/2% Senior Discount Exchange Note Due 2007 of McLeodUSA
          Incorporated. (Filed as Exhibit 4.8 to the July 1997 Form S-4 and
          incorporated herein by reference).
    4.8   Indenture dated as of July 21, 1997 between McLeodUSA Incorporated and United States Trust Company of New York, as Trustee, relating to the 9 1/4% Senior Notes Due 2007 of McLeodUSA Incorporated. (Filed as
          Exhibit 4.9 to the July 1997 Form S-4 and incorporated herein by reference).
    4.9   Form of Initial Global 9 1/4% Senior Note Due 2007 of McLeodUSA
          Incorporated. (Filed as Exhibit 4.10 to the July 1997 Form S-4 and
          incorporated herein by reference).

 Exhibit
  Number                           Exhibit Description
 -------                           -------------------
    4.10  Stockholders' Agreement dated June 14, 1997 among McLeodUSA
          Incorporated, IES Investments Inc., Midwest Capital Group, Inc., MWR
          Investments Inc., Clark E. McLeod, Mary E. McLeod and Richard A.
          Lumpkin on behalf of each of the shareholders of Consolidated
          Communications Inc. listed on Schedule 1 of the Stockholders'
          Agreement. (Filed as Exhibit 4.12 to the July 1997 Form S-4 and
          incorporated herein by reference).
    4.11  Amendment No. 1 to Stockholders' Agreement dated as of September 19,
          1997 by and among McLeodUSA Incorporated, IES Investments Inc.,
          Midwest Capital Group, Inc., MWR Investments Inc., Clark E. McLeod,
          Mary E. McLeod and Richard A. Lumpkin on behalf of each of the shareholders of Consolidated Communications Inc. listed in Schedule I thereto. (Filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q,
          File No. 0-20763, filed with the Commission on November 14, 1997 and incorporated herein by reference).
    4.12  Form of 9 1/4% Senior Exchange Note Due 2007 of McLeodUSA
          Incorporated. (Filed as Exhibit 4.14 to the 1997 Form 10-K and
          incorporated herein by reference).
    4.13  Indenture dated as of March 16, 1998 between McLeodUSA Incorporated and United States Trust Company of New York, as Trustee, relating to the 8 3/8% Senior Notes Due 2008 of McLeodUSA Incorporated. (Filed as
          Exhibit 4.15 to Registration Statement on Form S-4, File No. 333-
          52793 (the "May 1998 Form S-4") and incorporated herein by reference).
    4.14  Form of Global 8 3/8% Senior Note Due 2008 of McLeodUSA Incorporated
          (Filed as Exhibit 4.16 to the May 1998 Form S-4 and incorporated herein by reference).
    4.15  Stockholders' Agreement dated as of November 18, 1998 by and among
          McLeodUSA Incorporated, IES Investments Inc., Clark E. McLeod, Mary
          E. McLeod and Richard A. Lumpkin, Gail G. Lumpkin and certain of the former shareholders of Consolidated Communications Inc. ("CCI") and certain permitted transferees of the former CCI shareholders in each case who are listed in Schedule I thereto. (Filed as Exhibit 99.1 to the Current Report on Form 8-K, File No. 0-20763, filed with the
          Commission on November 19, 1998 and incorporated herein by reference).
    4.16  Indenture dated as of October 30, 1998 between McLeodUSA Incorporated and United States Trust Company of New York, as Trustee, relating to the 9 1/2% Senior Notes Due 2008 of McLeodUSA Incorporated (Filed as
          Exhibit 4.19 to Registration Statement on Form S-4, File No. 333-
          69621 (the "December 1998 Form S-4") and incorporated herein by reference).
    4.17  Form of Global 9 1/2% Senior Note Due 2008 of McLeodUSA Incorporated
          (Filed as Exhibit 4.20 to the December 1998 Form S-4 and incorporated herein by reference).
    4.18  Stockholders' Agreement dated as of January 7, 1999, by and among
          McLeodUSA Incorporated, IES Investments Inc., Clark E. McLeod, Mary
          E. McLeod, Richard A. Lumpkin, Gail G. Lumpkin, M/C Investors L.L.C.
          and Media/Communications Partners III Limited Partnership (Filed as
          Exhibit 4.1 to the Current Report on Form 8-K, File No. 0-20763,
          filed with the Commission on January 14, 1999 and incorporated herein by reference).
    4.19  Indenture dated as of February 22, 1999 between McLeodUSA
          Incorporated and United States Trust Company of New York, as Trustee,
          relating to the 8 1/8% Senior Notes Due 2009 of McLeodUSA
          Incorporated (Filed as Exhibit 4.22 to the Company's Annual Report on
          Form 10-K for the year ended December 31, 1998, File No. 0-20763, filed with the Commission on March 24, 1999 (the "1998 Form 10-K")
          and incorporated herein by reference).
    4.20  Form of Global 8 1/8% Senior Note Due 2009 of McLeodUSA Incorporated
          (Filed as Exhibit 4.23 to the 1998 Form 10-K and incorporated herein by reference).
  **4.21  Form of Senior Debt Securities Indenture.
  **4.22  Form of Subordinated Debt Securities Indenture.
   *4.23  Form of Deposit Agreement.
  **5.1   Opinion of Hogan & Hartson L.L.P.


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

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  11.1   Statement regarding Computation of Per Share Earnings (Filed as
         Exhibit 11.1 to the Quarterly Report on Form 10-Q, File No. 0-20763,
         filed with the Commission on May 13, 1998 and incorporated herein by reference).
  21.1   Subsidiaries of McLeodUSA Incorporated (Filed as Exhibit 21.1 to the
         1998 Form 10-K and incorporated herein by reference).
  23.1   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
  23.2   Consent of Arthur Andersen LLP.
  23.3   Consent of Ernst & Young LLP.
  24.1   Power of attorney (included on signature page).
 *24.2   Statement on Form T-1 of Eligibility of Trustee.
  27.1   Financial Data Schedule (Filed as Exhibit 27.1 to the Quarterly Report
         on Form 10-Q, File No. 0-20763, filed with the Commission on May 13,
         1998 and incorporated herein by reference).

--------
 * To be incorporated by reference herein in connection with the offering of each series of securities.
** To be filed by amendment.


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